Exhibit 5.3
November 6, 2007
Teck Cominco Limited
Suite 600
200 Burrard Street
Vancouver, British Columbia
V6C 3L9
Dear Sirs:
Re: Registration Statement on Form F-9
             We have acted as Canadian counsel to Teck Cominco Limited (the “Registrant”) in connection with the registration statement on Form F-9 (the “Registration Statement”) being filed today by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.
             We are aware that our firm name is referred to under the headings “Description of Debt Securities — Enforceability of Judgments”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the Preliminary Short Form Prospectus forming a part of the Registration Statement and we hereby consent to such use of our firm name and opinion under the heading “Description of Debt Securities — Enforceability of Judgments” in the Registration Statement.
Yours truly,
/s/ Lang Michener LLP